EXHIBIT 10.21
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                                                                [Execution Copy]


                            ASSET PURCHASE AGREEMENT
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         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 28th day of September, 2001 by and among Metrisa, Inc. a Delaware corporation (the "Seller"), and Netzsch Instruments, Inc. a Delaware corporation (the "Buyer").

                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Seller is engaged in, among other businesses, the business of developing, manufacturing and marketing instruments for the purpose of measuring the therma-physical properties of materials, developing, manufacturing and marketing instruments for the purpose of cure monitoring, providing contract test and engineering services to evaluate temperature related material performance factors and providing mechanical and physical material properties testing (the "Business") through its Holometrix Micromet Division (the "Division");

         WHEREAS, the Seller wishes to sell and Buyer wishes to buy substantially all of the assets of the Division which are used in the operation of the Business;

         WHEREAS, the Buyer agrees to assume certain defined liabilities of the Business; and

         WHEREAS, the Seller and the Buyer wish to make certain representations, warranties, covenants and agreements in connection with the sale and purchase of the Business and the assets of the Division and the assumption of certain liabilities and to prescribe various conditions to such transaction.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE; CLOSING

         Section 1.01.  Purchase and Sale of Seller's Assets.

         (a) Subject to the terms and conditions of this Agreement, Seller shall, sell, convey, transfer, assign and deliver to Buyer at the Closing (as hereinafter defined), free and clear of all liens, security interests, mortgages, encumbrances and restrictions, other than as provided herein, all of Seller's assets and properties used exclusively in the operation of the Business of every kind, nature and description, whether tangible or intangible (collectively, the "Business Assets"), together with the assets of the Seller listed on Schedule 1.01(a) which are used by the Seller in the operation of the Business, but are not used exclusively in the operation of the Business (collectively, the "Additional Assets"; the Business Assets and the Additional Assets together, the "Purchased Assets"), but not including the Excluded Assets (as hereinafter defined). The
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Business Assets include any of the below categories of Seller's assets, including, without limitations, those specifically listed on certain Schedules to this Agreement.

                (i) all accounts receivable, customer deposits, and prepaid expenses of the Business, certain of which are set forth on Schedule 2.24;

                (ii) all tangible assets, including, without limitation, inventories, work in process, finished goods and raw materials, tooling, machinery, equipment, instruments, parts, supplies, laboratory and office equipment, furniture and other fixed assets, certain of which are set forth on Schedules 2.08 and 2.15.

                (iii) all intangible assets and records, including, without limitation, all goodwill, trademarks, trade names, service marks (whether or not registered), service names, copyrights and applications therefor, patent rights and patent applications pending, brand names, commercial and technical trade secrets, licenses, inventions, processes, know-how, confidential information and other proprietary property, rights and interests; application and operational software, distributor and representative lists, bills of material, vendor lists, laboratory notebooks, engineering designs and drawings and all other operational books, records, and data, and all assembly drawings, parts, lists, purchase orders, and purchase commitments and all other contract rights, schematics and component and test specifications, and manufacturing, inspection, and operating procedures, all operating data and records (provided Seller may make copies for itself to the extent reasonably necessary to prepare government reports or for other legitimate business needs), including, without limitation, all books, records, notes, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, business plans, projections, reference catalogs, payroll and personnel records and all other similar property, rights and information;

                (iv) all existing orders and backlog, certain of which are set forth on Schedule 1.01(a)(iv) as of September 26, 2001, and sales proposals, open quotations, sales leads, and bids from or to customers and potential customers of the Business; and

                (v) all rights under all leases, license agreements, software licenses, contracts, agreements, sale orders, purchase orders and other commitments, warranties and warranty claims and awards, prepaid expenses and retentions, certain of which are set forth on Schedule 2.04.

         (b) Notwithstanding the foregoing, Seller shall not transfer and assign to Buyer, and the Purchased Assets shall not include, the following assets of Seller (collectively, the "Excluded Assets"): (i) Seller's rights under this Agreement; (ii) cash and cash equivalents on hand, as of the Closing; (iii) all assets of Seller not used by the Seller exclusively in the operation of the Business, which are not Additional Assets and, therefore, listed on Schedule 1.01(a); (iv) Seller's corporate, accounting and tax records; and (v) those assets listed on Schedule 1.01(b).

         Section 1.02. Purchase Price.

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         (a) Amount. The aggregate purchase price to be paid by Buyer for the
Purchased Assets shall be the Base Purchase Price (as hereinafter defined), as adjusted, and the Earn-Out Purchase Price (as hereinafter defined), which shall be payable as set forth below.

         (b) Certain Definitions.

                (i) "Base Purchase Price" means $2,025,000, payable in seven (7) installment payments (the 1st, 2nd, 3rd, 5th, 7th, 9th and 11th installment payments as set forth in Section 1.02(c)). The Base Purchase Price shall be reduced (but in no event be increased) on a dollar for dollar basis, to the extent that the difference between the Net Asset Value (as hereinafter defined) and the Net Liabilities Amount (as hereinafter defined), as shown on the Closing Balance Sheet (as hereinafter defined), is less than $750,000 ($750,000 corresponds to the difference between the aggregate value of the Net Asset Value in the amount of $1,203,940 and the aggregate amount of $453,940 for the Net Liabilities Amount, as shown on the Balance Sheet (as hereinafter defined)).

                (ii) "Balance Sheet" means the Seller's unaudited interim balance sheet for the Business as of June 30, 2001. The Balance Sheet and the notes thereto, if any, is complete and accurate in all material respects as to the Purchased Assets, the Liabilities (as hereinafter defined) and, as to the Business as a whole. The Balance Sheet when prepared, (a) was prepared by Seller on the basis of information available as of its date of preparation in accordance with generally accepted U.S. accounting principles ("GAAP") applied on a consistent basis (except for the accounts payable which have been assessed and valued by Seller consistent with the Business' past practice), (b) fairly presents the financial position of the Business and the results of operations of the Business as of its date and for the period indicated and (c) is in accordance with the books of account and records of the Seller relating to the Business.

                (iii) "Closing Balance Sheet" means the unaudited balance sheet for the Business as of immediately prior to the Closing, prepared after the Closing by Seller and otherwise prepared in the same manner as the Balance Sheet, which shall not include the Excluded Assets or any liabilities not assumed by Buyer.

                (iv) "Earn-Out Purchase Price" means the 4th, 6th, 8th, 10th and 12th installment payments as set forth in Section 1.02(c) payable following the Closing based on the EBITDA (as hereinafter defined) of the Buyer following the Closing.

                (v) "EBITDA" means the net income of the Buyer before interest, taxes, depreciation and amortization for Buyer's fiscal year ending June 30, calculated in accordance with GAAP as a result of the operation of the Business and the Existing Business (as hereinafter defined) by the Buyer following the Closing.

                (vi) "Existing Business" means the Business of the Buyer more specifically identified on Schedule 1.02(b)(vi) which will be combined with the Purchased Assets by the Buyer following the Closing, the EBITDA of which shall be used to determine the Earn-Out Purchase Price.

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                (vii) "Net Asset Value" means the net book value of the patent rights and the tangible Purchased Assets listed on Schedule 1.02(b)(vii) which includes, without limitation, the Purchased Asset listed on Schedules 2.04, 2.08, 2.15 and 2.24 as of immediately prior to Closing, each of which shall have been determined in the same manner as the Balance Sheet; and

                (viii) "Net Liabilities Amount" means the amount of the obligations of Seller listed on Schedule 1.02(b)(viii) (the "Assumed Liabilities") as of immediately prior to Closing, each of which shall have been determined in the same manner as the Balance Sheet.

         (c) Payment of Purchase Price. Subject to the terms and conditions of this Agreement, Buyer shall pay the Purchase Price to Seller based on the Balance Sheet, which shall be adjusted following the Closing pursuant to subparagraph (e) below based on the Closing Balance Sheet. The Purchase Price shall be paid in cash by wire transfer of immediately available funds to an account directed by Seller as follows:

         First Installment:    at Closing:          $500,000

         Second Installment:   November 30, 2001:   $500,000

         Third Installment:    January 31, 2002:    $250,000

         Fourth Installment:   October 30, 2002:    30% of EBITDA for the fiscal
                                                    year ending June 30 2002;
                                                    reduced by the installment
                                                    of January 31, 2002

         Fifth Installment:    March 31, 2003:      $205,000

         Sixth Installment:    October 30, 2003:    30% of EBITDA for the fiscal
                                                    year ending June 30 2003;
                                                    reduced by the installment
                                                    of March 31, 2003

         Seventh Installment:  March 31, 2004:      $205,000

         Eight Installment:    October 30, 2004:    30% of EBITDA for the fiscal
                                                    year ending June 30 2004;
                                                    reduced by the installment
                                                    of March 31, 2004

         Ninth Installment:    March 31, 2005:      $205,000

         Tenth Installment:    October 30, 2005:    30% of EBITDA for the fiscal
                                                    year ending June 30 2005;
                                                    reduced by the installment
                                                    of March 31, 2005

         Eleventh Installment: March 31, 2006:      $160,000

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         Twelfth Installment:  October 30, 2006:    30% of EBITDA for the fiscal
                                                    year ending June 30 2006;
                                                    reduced by the installment
                                                    of March 31, 2006

         The payment by Buyer of the 2nd, 3rd, 5th, 7th, 9th and 11th installment payments ($1,525,000) shall be evidenced by a Promissory Note in the form attached hereto as Exhibit 1.02(c)(i) (the "Promissory Note"), registered in the name of Seller, which Promissory Note shall be secured by a first priority security interest in all assets of the Buyer pursuant to the form of Security Agreement (the "Security Agreement") attached hereto as Exhibit 1.02(c)(ii). The Buyer shall have the right to prepay any outstanding amount of the Base Purchase Price at any time and from time to time, in whole or in part, without penalty or premium. In the event of a prepayment in sum by Buyer, the Security Agreement shall immediately terminate.

         (d) Payment of Earn-Out Purchase Price. The Buyer may prepay the remainder of the Earn-Out Purchase Price (the "Final Payment") at the same time it prepays the outstanding amount of the Base Purchase Price without penalty or premium. The parties shall determine in good faith the amount of such Final Payment.

         (e) Determination of Base Purchase Price as Adjusted.

                (i) Within forty (40) days after the Closing Date, Seller will deliver to Buyer: (A) its Closing Balance Sheet and (B) a certificate (the "Base Purchase Price Certificate"), executed by Seller, stating that such Clo-sing Balance Sheet was prepared as provided in paragraph
         (b) of this section 1.02 and setting forth (W) a reconciliation of the changes to the Closing Balance Sheet from the Balance Sheet, (X) the Net Asset Value, (Y) the Net Liabilities Amount and (Z) a computation of the Base Purchase Price, as adjusted.

                (ii) If Buyer delivers written notice (the "Disputed Items Notice") to Seller within thirty (30) days after receipt by Buyer of the Closing Balance Sheet and the Base Purchase Price Certificate, stating that Buyer objects to any items on the Closing Balance Sheet, specifying the basis for such objection and setting forth Buyer's proposed modification to the Closing Balance Sheet and computation of the Base Purchase Price, Buyer and Seller will attempt to resolve and finally determine the Base Purchase Price and agree upon a Closing Balance Sheet as promptly as practicable.

                (iii) If Buyer and Seller are unable to agree upon the Base Purchase Price and the Closing Balance Sheet within forty (40) days after delivery of the Disputed Items Notice, Buyer and Seller will select by lot an independent "Big-5" accounting firm (other than any firm retained by Seller or Buyer) (the "Accounting Firm") to resolve the disputed items and make a determination of the Base Purchase Price and Closing Balance Sheet. Such determination will be made within thirty (30) days after such selection and will be binding upon the parties. The fees, costs and expenses of the Accounting Firm will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, unless the Accounting Firm determines that the proposed Base Purchase Price was more than ten percent (10%) higher than the Base Purchase Price determined by the Accounting Firm, in which case the Seller shall pay such fees, costs and expenses.

                                       -5-
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                (iv) If Buyer does not deliver the Disputed Items Notice to
         Seller within thirty (30) days after receipt by Buyer of the Base Purchase Price Certificate, the Base Purchase Price specified in the Base Purchase Price Certificate and the Closing Balance Sheet will be conclusively presumed to be true and correct in all respects and will be binding upon the parties.

                (v) At such time as the Base Purchase Price is finally determined, if the Base Purchase Price as so determined is less than $2,025,000, there shall be a dollar-for-dollar decrease in the principal amount due pursuant to the Promissory Note which shall reduce the final installment due thereunder and the Seller shall exchange the original Promissory Note with the Buyer for cancellation upon the issuance and delivery by the Buyer to the Seller of a replacement Promissory Note reflecting the adjusted principal balance due thereunder.

         (f) Determination of Earn-Out Purchase Price.

                (i) For five years following the Closing, within ninety (90) days after the end of the Buyer's fiscal year-end on June 30, commencing with the fiscal year-end June 30, 2002, the Buyer will deliver to Seller (A) the Buyer's audited income statement for the fiscal year then ended certified by the Buyer's Accounting Firm (each, an "Income Statement") and (B) a certificate (the "Earn-Out Purchase Price Certificate"), executed by Buyer, stating that such Income Statement was prepared as provided herein and in paragraph (b)(v) of this Section 1.02 and setting forth a computation of the portion of the Earn-Out Purchase Price, if any, due to the Seller for such fiscal year, as calculated in accordance with paragraph (c) of this Section 1.02.

                (ii) Seller hereby irrevocably agrees to and accepts the Income Statement, the Earn-Out Purchase Price Certificate and the computation of the Earn-Out Purchase Price as true, correct and accurate. It hereby further waives any and all rights to recourse, to contest, attack, oppose, refute, revise, reverse, question or challenge in any other way the Income Statement, the Earn-Out Purchase Price Certificate and the computation of the Earn-Out Purchase Price in any court or before any arbitration tribunal.

         Section 1.03. Assumption and Exclusion of Liabilities. At the Closing, Buyer shall assume and agree to pay when due, perform and discharge in accordance with the terms thereof, the following liabilities and obligations of Seller existing as of the Closing (collectively, the "Liabilities"):

         (a) all obligations of Seller for future performance as of the Closing under those leases, license agreements, contracts and agreements related to the Business which are listed on Schedule 2.04, as well as those unfilled customer purchase orders for products and services and purchase orders for materials, services and supplies entered into by Seller (a) of less than $10,000, if they were entered into in the ordinary course of the operation of the Business and
(b) of more than $10,000, if they are identified on Schedule 1.01(a)(iv);

         (b) all obligations arising with respect to warranty claims on products or services sold by the Seller prior to the Closing to the extent set forth in section 6.03, but excluding any and all

                                       -6-
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product liability claims for any and all products sold or distributed by the
Seller prior to the Closing; and

         (c) the Assumed Liabilities.

         Except for the Liabilities, Buyer shall not assume or in any way be responsible for any other liabilities or other obligations of Seller of any kind, including, without limitation, performance under contracts, purchase orders or warranties pre-dating the closing, debts, indebtedness for borrowed money and any indebtedness owed by Seller to its lenders or stockholders, amounts owed in respect of taxes, any severance, wages accrued for periods prior to the Closing, unpaid vacation or other amounts owed to employees or former employees of Seller upon termination of employment or otherwise or with respect to any pension, profit sharing, retirement, employee benefit or similar plan or arrangement.

         Section 1.04. Employees. Buyer and Seller acknowledge that Buyer shall have the right, but no obligation, to extend offers of employment to Seller's employees employed by the Seller in the Business prior to the Closing to be effective following the Closing. Seller shall use reasonable commercial efforts in assisting Buyer to employ the persons identified by Buyer. All liability, costs and expense relating to any employees of Seller listed on Schedule 1.04 for salaries, wages, severance, employee benefit programs or otherwise which accrued prior to the Closing or which arises as a result of the transactions contemplated by this Agreement, except to the extent such liability, costs or expenses are Assumed Liabilities, shall be the sole and exclusive responsibility of Seller.

         Section 1.05. Allocation. The sum of the Purchase Price and the Liabilities shall be allocated among the Purchased Assets in accordance with the Net Asset Value of the Purchased Assets listed on Schedule 1.02(b)(vii) and the Net Liabilities Amount listed on Schedule 1.02(b)(viii). However, it is agreed that the Seller may increase and/or decrease any such allocation by not more than 10% and that such allocations under this Section 1.05, as adjusted as of the Closing Date, will be binding on all parties for federal, state, local and other tax purposes in connection with the purchase and sale of the Purchased Assets, and will be consistently reflected by each party on its tax returns.

         Section 1.06. The Closing. The closing (the "Closing") of the purchase and sale of the Purchased Assets hereunder will take place at the offices of Choate, Hall & Stewart in Boston, Massachusetts on September 28, 2001, or if the conditions set forth in Article 7 herein are not then satisfied or waived, at such later date as is two business days after satisfaction or waiver of such conditions (the "Closing Date") or such other time as the parties may mutually agree.

         Section 1.07. Deliveries at Closing. At the Closing: (a) upon satisfaction or waiver of the conditions set forth in section 7.02 herein, Seller will deliver or cause to be delivered to Buyer the instruments, consents, opinions, certificates and other documents required by section 7.01; and (b) upon satisfaction or waiver of the conditions set forth in section 7.01 herein, Buyer will deliver or cause to be delivered to Seller the portion of the Base Purchase Price payable at Closing and the instruments, opinions, certificates and other documents required by section 7.02.

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                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that each of the statements contained in this Article 2 is true and correct as of the date hereof and will be true and correct as of the Closing Date:

         Section 2.01. Organization, Power and Standing. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as currently conducted. Except as set forth on Schedule 2.01, Seller is not required to qualify to do business as a foreign entity in connection with the operation of the Business in any jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, herein, "Material Adverse Effect" means an effect that is materially adverse to the business, assets or financial condition of the Business or that Seller knows or should know is reasonably likely to have such a material adverse effect on the Business after the Closing.

         Section 2.02. Validity and Enforceability. The execution, delivery and performance of this Agreement by Seller and the other instruments and agreements contemplated hereby are within its corporate powers, have been duly authorized by all necessary corporate and stockholder action and will not result in any violation of, be in conflict with or constitute a default under, any of its organizational documents or under any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which it is a party or by which it is bound. This Agreement is, and each of the other agreements and instruments of Seller contemplated hereby will be, the valid and binding obligations of the Seller, enforceable in accordance with their respective terms (except in the event it is reversed or ordered to be amended pursuant to the Exon-Florio Regulations (as defined in Section 8.3)).

         Section 2.03. Subsidiaries. Except as set forth on Schedule 2.03, Seller does not own any equity securities or have the power to vote or direct the voting of any equity securities of any entity and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, joint venture, partnership or other entity. Seller does not have any investment in, loan to, or advance of cash or other extension of credit to any entity or individual, other than in the ordinary course of Seller's business.

         Section 2.04. Contracts and Commitments. Schedule 2.04 contains a complete and accurate list of all:

         (a) marketing, advertising, subscription, fulfillment or similar contracts relating to the Business;

         (b) contracts under which the amount payable by Seller with respect to the Business is dependent on the revenues or income or similar measure of Seller;

         (c) licenses, leases, contracts and other arrangements with respect to any material property of Seller relating to the Business, except for generally available off the shelf software under standard end user license agreements ("Off-the Shelf Software");

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         (d) trademark license, trademark promotion and other similar arrangements relating to the Business where Seller is either licensee or licensor;

         (e) agreements, contracts or instruments relating to the Business to which Seller is a party relating to the borrowing of money, the capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

         (f) contracts relating to the Business with respect to which Seller has any liability or obligation, contingent or otherwise, other than purchase orders and sales commitments providing for the payment to or from Seller of less than $10,000 and entered into in the ordinary course of Seller's business; and

         (g) any other contracts, instruments, commitments, plans or arrangements of Seller that relate to the Business providing for the payment to it from Seller of more than $10,000.

         All the foregoing (whether written or unwritten) are herein called the "Contracts". Such list includes with respect to each Contract the names of the parties, the date thereof, and its title. Seller has furnished to Buyer copies of all Contracts. Except for Off-the Shelf Software and as set forth on Schedule 2.04, Seller represents that it is not a licensee with respect to any license(s) for Intellectual Property (as hereinafter defined) or any other asset relating to the Business. The Contracts listed on Schedule 2.04 set forth the entire agreement and understanding between Seller and the respective third parties with respect to the subject matter thereof, and, except as indicated in such Schedule, there have been no amendments or material side or supplemental arrangements to or in respect of any Contract. Each Contract is valid and binding and in full force and effect. Seller is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any of the Contracts material to the Business and, to Seller's knowledge, no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a material default or material event of default under any such Contract (each a "Default"). Complete and current copies of all such written contracts and written summaries of any such unwritten contracts, referred to in Schedule 2.04, with all amendments thereto, have been delivered to the buyer.

         Section 2.05. Financial Statements. Seller has delivered to Buyer (a) an audited balance sheet of the Seller as at September 30, 2000 and related audited statements of income for the year then ended (the "Year 2000 Statement"); and (b) Seller's Balance Sheet (collectively, the "Financial Statements"). The Year 2000 Statement has been prepared in the same manner as the Balance Sheet, except that the Balance Sheet is not audited and has no notes.

         Section 2.06. Affiliate Transactions. Except as set forth on Schedule 2.06, Seller is not a party to any contract or arrangement relating to the Business, or indebted in connection with the Business, either directly or indirectly, to any of its officers, directors or stockholders, or their relatives or Affiliates, and none of such persons or entities is indebted to or has any direct or indirect ownership interest in, or any contractual relationship with, any person or entity with which Seller has a business relationship relating to the Business, or any person or entity which, directly or indirectly, competes with the Business. As used in this Agreement, the term

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"Affiliate" shall have the meaning given to it in Rule 12b-2 promulgated under the Exchange Act.

         Section 2.07. Real Property. Seller does not own any real property.
Schedule 2.07 sets forth each interest in real property leased by Seller in connection with the Business (the "Leased Property"). Seller enjoys a valid leasehold interest and peaceful and quiet possession of the Leased Property, is not in material default under any such leasehold and Seller has not received written notice that the lessor under any of the leases has taken action or threatened to terminate the lease before the expiration date specified in the lease. The real property listed on Schedule 2.07 includes all real property used by Seller in the conduct of the Business.

         Section 2.08. Personal Property. Schedule 2.08 contains a complete and accurate list of each item of personal property (including machinery and equipment) owned or used by Seller relating to the Business that has a value of at least $1,000, indicating whether each such item is owned, leased or licensed. Seller has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business (including good and marketable title to all assets reflected on the Balance Sheet), free and clear of any security interests or encumbrances of every kind, nature and description. Except as disclosed on Schedule 2.08, all such machinery and equipment has been maintained by Seller in accordance with its customary practices and is in good repair and working order to operate the business, normal wear and tear excepted.

         Section 2.09. Tax Matters. Buyer will have no liability with respect to Taxes for any period prior to the Closing with respect to the Business and Seller's operation thereof. Seller has not taken any actions that will result in, or failed to take any actions required to avoid, any security interests, liens, encumbrances, or claims on or with respect to any of the assets of Seller attributable to any failure (or alleged failure) to pay any Tax, and no such security interests, liens, encumbrances, or claims currently exist, will exist or have been alleged. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. For purposes of this Agreement, "Tax" and "Taxes" shall mean any or all federal, state, local or foreign tax of any kind whatsoever of Seller and any withholding or other taxes as to which Seller has an obligation to any taxing authority, including, without limitation, any estimated tax payments, interest, penalties or other additions thereto, whether or not disputed, and any taxes imposed under sections 1374 and 1375 of the Code.

         Section 2.10. Required Authorizations and Consents. Schedule 2.10 sets forth all licenses, permits and authorizations of governmental authorities held by Seller which are material to the Business (the "Authorizations") and sets forth all material consents from non-governmental third parties which are required to the transfer of the Purchased Assets, the agreements and contracts of the Business to the Buyer (the "Consents"). Seller is in compliance with all such Authorizations, all of which are in full force and effect. There are no other such Authorizations that are material to the Business, or any material division thereof, as currently conducted. Except for the Authorizations and Consents, no Consents or Authorizations are required on the part of Seller for or in connection with the execution, delivery or performance of this Agreement, to prevent a Default, or for Buyer to carry on the Business after Closing.

         Section 2.11. ERISA; Compensation and Benefit Plans.

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         (a) Schedule 2.11 sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type in the United States (including, but not limited to, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) offered, maintained or contributed to by Seller for the benefit of current or former employees of Seller, or with respect to which Seller has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under section 414(b), (c), (m) or (o) of the Code or section 4001(b)(1) of ERISA) (collectively, the "Benefit Plans"). As of the Closing, Seller will have discharged all liabilities for employee benefits and compensation under the Benefit Plans, and Buyer will have no liability of any kind with respect to any Benefit Plan.

         (b) With respect to each Benefit Plan: (i) such plan has been administered and enforced in accordance with its terms and all applicable laws, regulations and rulings in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which Seller or any Benefit Plan may be liable or otherwise damaged in any material respect; (iii) no material disputes nor any audits or investigations by any governmental authority are pending or, to the knowledge of Seller and the Stockholder, threatened; (iv) all contributions, premiums, and other payment obligations have been accrued on the financial statements of Seller in accordance with generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; and (v) there are no claims pending or, to the best knowledge of Seller, threatened with respect to any Benefit Plan other than claims for benefits by employees or beneficiaries arising in the normal course of operation of any such plan. No Benefit Plan is, or has ever been, subject to Title IV of ERISA. None of Seller's employees is covered by a multi-employer plan (within the meaning of section 4001(a)(3) of ERISA) to which Seller or any member of any group of trades or businesses under common control with Seller (within the meaning of section 4001(b)(1) of ERISA) has an obligation to contribute.

         Section 2.12. Employees and Compensation. None of Seller's employees is represented by a union, and there is no labor strike, dispute, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of Seller employed in the Business or any labor union election pending or, to the best knowledge of Seller, threatened against Seller. There are no employment, consulting, severance or similar contracts or arrangements (other than those terminable at will) with any employees of or consultants to Seller employed in the Business, other than as set forth on
Schedule 2.12 (copies of such agreements having been provided to Buyer). Seller is not a party to and has no liabilities under any noncompetition agreement or arrangement with any current or former employee, officer or director of or consultant to Seller employed in the Business.

         Section 2.13. Intellectual Property. Except for Off-the Shelf Software,
Schedule 2.13 sets forth all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and all royalty agreements and other rights with respect to the foregoing (collectively, with any registrations and applications with respect to the issuance or granting of any of the foregoing, the "Intellectual Property") owned or used by Seller in connection with the Business. Except as set forth on Schedule 2.13, Seller holds exclusive interests, right and title in the Intellectual Property purported to be owned by it. Except as listed on Schedule 2.13, Seller has not received notice of any claim by any person that Seller, its products or its activities in the Business are violating or infringing on any proprietary rights of others. Except as set forth on Schedule 2.13, to the best knowledge of Seller none of the present activities, or contemplated activities under planning or development, of Seller, its products or assets relating to the Business infringe on any proprietary rights of others; and Seller is not aware of any infringement or violation by others of the proprietary rights of Seller. To the best of Seller's knowledge, the Seller was and is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employees of Seller. To the best knowledge of Seller, none of the activities of the employees of Seller on behalf of Seller violates any agreements or arrangements which any such employees have with former employers currently in effect. Except as listed on Schedule 2.13, the Intellectual Property is sufficient in all respects to enable Seller to conduct the Business as presently conducted and to enable Buyer following the Closing without restriction to manufacture, sell and distribute all products currently being sold by Seller.

         Section 2.14. No Material Adverse Change. Since the date of the Balance Sheet and except as contemplated by this Agreement:

         (a) there have been no changes in the assets, properties, business, operations or financial condition of Seller relating to the Business which either individually or in the aggregate could have a Material Adverse Effect, nor does Seller know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or financial condition of and/or the Business whether or not covered by insurance; and

         (b) Seller has not relating to the Business:

                (i) incurred any indebtedness for borrowed money;

                (ii) except in the ordinary course of business, entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties, granted or suffered any lien or other encumbrance on any of its assets or properties; entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                (iii) licensed, transferred, or sold any of its Intellectual Property; or

                (iv) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person.

         Section 2.15. Inventory. Schedule 2.15 sets forth a complete and accurate list of all inventory owned or possessed by Seller relating to the Business as of March 31, 2001. The inventory set forth on Schedule 2.15 is at a normal and customary level based on Seller's past practice as conducted through the Closing and the inventory set forth on Schedule 2.15 is in good condition, is not obsolete and is saleable for its intended purposes.

         Section 2.16. Regulatory and Legal Compliance. Seller is in compliance with all foreign, federal, state or local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it relating to the Business, except where noncompliance would not have a Material Adverse Effect. Seller has not received any written notice from any governmental or regulatory authority or otherwise of any alleged violation or noncompliance relating to the Business.

         Section 2.17. Litigation. Except as set forth in Schedule 2.17, there is no action, suit, proceeding or investigation before any court, arbitrator or governmental authority, pending, or, to the best knowledge of Seller, threatened against Seller, or against any officer, director or employee of Seller, in relation to the Business.

         Section 2.18. Environmental Matters. The ownership or use of Seller's premises and assets, the occupancy and operation thereof, and the conduct of the Business are in material compliance with all applicable federal, foreign, state and local laws, ordinances, regulations, standards and requirements relating to safety, health, pollution, environmental protection, hazardous substances and related matters. There is no liability attaching to such premises or assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing. For purposes of this section, "hazardous substance" shall mean oil or any other substance which is included within the definition of a "hazardous substance", "pollutant", "toxic substance", "toxic waste", "hazardous waste", "contaminant" or other words of similar import in any federal, foreign, state or local environmental law, ordinance or regulation.

         Section 2.19. Absence of Undisclosed Liabilities. Except (a) as reflected on the Balance Sheet; (b) obligations for future performance under the Contracts and other contracts entered into in the ordinary course of Seller's business that are not required to be listed on a schedule hereto; (c) liabilities and obligations incurred in the ordinary course of Seller's business after the date of the Balance Sheet; and (d) the Liabilities as those are described in Section 1.03, Seller has no liabilities or obligations relating to the Business, whether absolute, accrued, contingent or otherwise and whether due or to become due that Buyer is obligated to assume or that will affect the Purchased Assets, the Liabilities or the Business following the Closing.

         Section 2.20. Brokers, Etc. Except as set forth on Schedule 2.20 hereto, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of Seller in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them. Seller shall pay all fees, commissions or other consideration to persons listed on
Schedule 2.20.

         Section 2.21. Disclosure. The representations, warranties and other statements of Seller contained in this Agreement, the Schedules hereto and all certificates delivered pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof.

         Section 2.22. Schedules. All Schedules to this Agreement have been prepared by Seller and are true and complete as to the subject matter thereof.

         Section 2.23. Insurance. Schedule 2.23 hereto sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, and other insurance policies insuring the Purchased Assets, and of all life insurance policies maintained for any of the Seller's employees employed in the Business, specifying the type of coverage and the amount of coverage (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1998. True, correct and complete copies of all of the Insurance Policies have been previously delivered by the Seller to the Buyer. The Insurance Policies are in full force and effect and are in amounts and of a nature consistent with the Seller's prior maintenance of insurance coverage for the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default on the part of the Seller under any of the Insurance Policies, except for defaults which would not have a Material Adverse Effect. The Seller has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 2001 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the best knowledge of the Seller, no such cancellation, amendment or increase of deductibles, retainers or premiums is threatened.

         Section 2.24. Accounts Receivable. Schedule 2.24 hereto sets forth a true, correct and complete summary list of all accounts receivable as of June 30, 2001. All accounts receivable arose out of the sales of inventory or services in the ordinary course of business and are collectible in the face value thereof, net of an agreed upon reserve of $20,000, within 90 days of the date of invoice, using normal collection procedures. To the extent that Buyer cannot collect such accounts receivable within 180 days of the date of invoice, using normal collection procedures, Buyer shall have the right to assign such uncollectable accounts receivable to Seller and to reduce the Base Purchase Price and the next installment payment of the Base Purchase Price by such amount. After such assignment and adjustment of the Base Purchase Price, Seller shall have the right to collect the accounts receivable assigned back to Seller.

         Section 2.25. Customers. Schedule 2.25 hereto sets forth a true, correct and complete list of the names and addresses of the top ten (10) customers of the Business to date for the fiscal year ended September 30, 2001 and the sales to such customers for the fiscal year ended September 30, 2001. Such list shall indicate whether the customers have contracted for the delivery of instruments or testing services. None of such customers has notified the Seller that it intends to discontinue its relationship with the Seller.

         Section 2.26. Suppliers. Schedule 2.26 hereto sets forth a true, correct and complete list of the names and addresses of the top ten (10) suppliers of the Business of the Seller to date (ranked by total dollar volume of purchases) for the fiscal year ended September 30, 2001. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

         Section 2.27. Sole Source Suppliers. Schedule 2.27 hereto sets forth a true, correct and complete list of the names and addresses of the sole source suppliers of the Business of the Seller (ranked by total dollar volume of purchases) for the fiscal year ended September 30, 2000 and as of June 30, 2001. None of such suppliers has notified the Seller that it intends to discontinue its relationship with the Seller.

         Section 2.28. Consultants. Schedule 2.28 hereto sets forth a true, correct and complete list of the names and addresses of all the consultants who have provided services to the Seller in relation to the Business during the last two (2) years. None of such consultants has notified the Seller that he or she intends to discontinue his or her relationship with the Seller.

         Section 2.29. Contracts with US Government. Except as set forth on
Schedule 2.28 hereto, (a) there are no contracts currently in effect, or which have been in effect within the past three years, with any agency, department or unit of the Government of the United States which has national defense responsibilities, including any component of the Department of Defense, (b) there are no contracts currently in effect or that have been in effect within the past five years, with any agency, department or unit of the Government of the United States which involve the transfer of any information, technology or data, which is classified under Executive Order 12356 of April 2, 1982 and (c) to Seller's knowledge, Seller is not a supplier, a prime contractor, a first tier subcontractor, or a subcontractor at any tier, to the US Department of Defense or any component of the Department of Defense, of any products or services (including research and development).

         Section 2.30. Defense Products and Services. The product and services of the Business are neither "classified products", nor "defense articles" nor "defense services" as defined under the US "International Traffic in Arms Regulations".

         Section 2.31. Export License. The export of the products and services of the Business do not require an export license from any U.S. Government agency, except for exports to certain countries against which the Untied States have implemented trade sanctions and embargoes.

         Section 2.32. Purchased Assets. Except for the Excluded Assets, the Purchased Assets include the entire Business, and the Buyer, by acquisition of the Purchased Assets, will acquire the Business except as specifically provided by this Agreement. All commercial vendor and customer transactions between the Seller and third parties were entered into and conducted on an arms' length basis, and for such transactions, alternate suppliers (except as set forth on Schedule 2.27) or customers for similar quantities/services at substantially identical prices and on substantially identical terms will be readily available to Buyer after the Closing Date.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

         Buyer hereby represents and warrants to Seller that each of the statements contained in this Article 3 is true and correct and will be true and correct as of the Closing Date:

Section 3.01. Organization, Power and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in Massachusetts as currently conducted.

Section 3.02. Validity and Enforceability. This Agreement is, and each of the other agreements and instruments of Buyer contemplated hereby will be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms (except in the event it is reversed or ordered to be amended pursuant to the Exon-Florio Regulations). The execution and performance of this Agreement and the other instruments and agreements contemplated hereby by Buyer will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which Buyer is a party or by which Buyer is bound.

         Section 3.03. Required Consents; No Defaults. Except for the consents specified on Schedule 3.03, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority or any party to any contract or agreement with Buyer, is required on the part of Buyer for or in connection with the execution, delivery or performance of this Agreement. Subject to obtaining the consents and other items specified on
Schedule 3.03, the execution, delivery and performance of this Agreement and other instruments and agreements contemplated hereby by Buyer will not result in any violation of, be in conflict with, or constitute a default under, any law, statute, regulation, ordinance, contract, instrument, judgment, decree or order to which any of them is a party or by which Buyer is bound.

         Section 3.04. Brokers, Etc. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of Buyer in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby and no such person or entity is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

                                    ARTICLE 4
                               COVENANTS OF SELLER

         Section 4.01. Conduct of the Business. Seller will use its reasonable commercial efforts prior to the Closing to:

         (a) maintain its corporate existence;

         (b) preserve its material business organization intact relating to the Business, retain its permits, licenses and franchises relating to the Business, maintain physical assets of the Business, preserve the existing contracts relating to the Business and do nothing to intentionally diminish the goodwill of the Business or of its customers, suppliers, personnel and others having business relations with the Business;

         (c) conduct and operate the Business only in the ordinary course and substantially in the same matter as heretofore conducted;

         (d) not take any action to cause a material breach of representations and warranties of Seller set forth in this Agreement;

         (e) execute and deliver a Network Solutions, Inc. Registrant Name Change Agreement (Version 3.0) for the website "www.holometrix.com" and "www.micromet.com" (the "Websites").

         (f) execute and deliver the Sublease Agreement (as defined in Section 6.01).

         (g) obtain all Authorizations and Consents as described in Section 2.10, and

         Section 4.02. Access; Provision of Records. Until the Closing Date, and subject to section 5.02 hereof, Seller will grant to Buyer and its representatives, reasonable access to the properties, records, books of account, contracts and other documents of Seller relating to the Business, and to senior managers, employees, accountants, legal advisors, consultants and other personnel of Seller, as requested by Buyer. Seller shall also provide Buyer with access, upon reasonable notice, to meet with Seller's employees employed in the Business regarding offers of employment made by Buyer to Seller's employees employed in the Business and to inspect the Purchased Assets, physical premises and equipment of the Business.

         Section 4.03. Efforts. Seller will use all best efforts to cause the conditions specified in section 6.01 to be satisfied as soon as practicable.

         Section 4.04. No Solicitation or Negotiation.

         (a) Until the earlier of the Closing Date and October 31, 2001, Seller nor any of its affiliates, officers, directors, representatives or agents will
(i) solicit, initiate or encourage any other proposals or offers from any person relating to an Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person relating to, an Acquisition Proposal, or (iii) enter into transaction, or enter into any agreement relating to any transaction, with any person relating to an Acquisition Proposal. "Acquisition Proposal" means any proposal (as such proposal may be amended, modified or supplemented from time to time) with respect to a merger, consolidation, share exchange or similar transaction involving the Business, or any purchase of all or any material portion of the assets of the Business, other than the transactions contemplated hereby.

         (b) Nothing contained in this section 4.04 or any other provision of this Agreement shall prohibit the Board of Directors of Seller from (i) taking and disclosing to the stockholders of Seller a position with respect to a tender offer for Seller's Common Stock by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, (ii) making such disclosure to the stockholders of Seller as, in the good faith judgment of the Board of Directors of Seller, upon the written advice of outside counsel, may be required to comply with its fiduciary duties under applicable law, or (iii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this section 4.04.

         Section 4.05. Use of Name. Following the Closing, Buyer shall have the exclusive right to use the names "Holometrix Micromet" in connection with its operation of the Business worldwide, and Seller agrees to take all necessary action to allow Buyer to exercise such right, and to cease using such name immediately after the Closing, except in connection with communications designed to inform persons of such name change. Buyer further represents and warrants that it has not made any filings, applications, etc. for the protection of the names "Holometrix" and/or "Mircomet" or confusingly similar names anywhere in the world.

         Section 4.06. Duty to Remit Payments, Orders and Business Leads. Any payments, orders for products or leads with respect thereto received by Seller relating to the Business after the Closing shall be forwarded to Buyer by Seller within five (5) days of receipt thereof.

         Section 4.07. Covenant Not To Compete; Solicitation of Employees. Seller agrees that for a period of five (5) years following the Closing that Seller shall not, without the prior written consent of Buyer, directly or indirectly, own, manage, operate, control, finance or otherwise be interested or participate in the ownership, management, operation or control of or be employed by, consult or be a joint venturer with, render services to or be otherwise connected in any manner with any business or activity which is directly or indirectly competitive with the Business. Without Buyer's express written consent, Seller further agrees not to hire or attempt to hire any employee of the Business listed on Schedule 1.04, or any independent contractor or service provider of the Business which provides services to the Seller primarily on behalf of the Business or any former employee or independent contractor of the Business if such person has resigned from his employment with Buyer in the prior twelve (12) month period.

                                    ARTICLE 5
                               COVENANTS OF BUYER

         Section 5.01. Efforts. Buyer will use its reasonable commercial efforts to cause the conditions specified in section 7.02 to be satisfied as soon as practicable, including, without limitation, obtaining all necessary consents as set forth in Section 3.03.

         Section 5.02. Confidentiality. Following the execution of this Agreement and prior to the Closing Date, Buyer, its directors, officers, employees, stockholders, representatives and agents, will not disclose to any third party or use for any purpose (other than for due diligence purposes) any of the confidential or proprietary information relating to the Business that is in its possession or knowledge and that is to be transferred to Buyer on the Closing Date (the "Information"), except to the extent such Information is in the public domain, is generally known within the industry or is obtained through lawful methods not involving a breach of this section 5.02. If the Closing does not occur as contemplated herein, Buyer shall return all Information to Seller.

         Section 5.03. Operation of Business Following the Closing. Following the Closing, during such time as the Buyer is obligated to pay the Seller installments of the Earn-Out Purchase Price, the Buyer shall (a) operate the Business and the Existing Business consistent with good business practices, with the objective of developing substantial profitability over time; (b) operate the Business in a manner consistent with customary accounting and business practices; (c) continue transfer pricing from Germany, and if possible from other world sources, in a manner consistent with past practice, generally allowing for not less then a 40% discount from list price for instruments and spare parts, and a 70% discount from list price on software, except to the extent that such transfer pricing is required to be adjusted to conform with the transfer pricing rules and practices of German, U.S. or other taxing authorities, as applicable; and (d) operate the Business in a way in which the assets securing the Seller's future payments are kept stable or increased.

                                    ARTICLE 6
                          COVENANTS OF SELLER AND BUYER

         Section 6.01. Transition Period Services. During the period of not more than six (6) months following the Closing (the "Transition Period"), the Seller agrees to provide certain services and benefits to the Buyer on a temporary basis to effect an orderly transition and relocation of the Purchased Assets and the Business to a new location selected by Buyer. During the Transition Period, Seller shall provide Buyer and its employees and agents pursuant to the form of Sublease Agreement attached hereto as Exhibit 6.01, reasonable access to Buyer's Bedford, Massachusetts facilities for the purposes of allowing Buyer (i) to operate and maintain the Purchased Assets and the Business in the ordinary course and (ii) to make an orderly transition and relocation of the Purchased Assets and Business to a new location selected by Buyer, which transition and relocation shall be completed by Buyer at its sole expense on or prior to the end of the Transition Period. Until such time as the relocation of the Purchased Assets and the Business have been completed, Buyer and Seller shall share on a per square footage basis the direct and indirect cost of Seller's Bedford facility and Buyer shall pay the dollar value of associated services used by Buyer during such Transition Period all on an "as-used" basis, which costs shall include leasehold expenses, including rent, insurance, utility charges and real estate taxes as well as a reasonable allocation based on hours of service of the cost associated with accounting and other services provided to Buyer. Buyer shall take out its own fire, theft, casualty, product liability and workers compensation insurance for the Purchased Assets and its employees, while the Seller shall continue to provide insurance coverage on a basis consistent with past practice. Notwithstanding anything in foregoing to the contrary, Seller shall have no obligation to provide any transitional rights or services that may be requested by Buyer to the extent that the scope or quantity of such rights or services would have a Materially Adverse Effect on the ability of Seller to commercially operate, manage and conduct its business in the ordinary course. Seller shall invoice Buyer within ten (10) days following the end of each month during the Transition Period for services, costs and expenses properly allocated to Buyer hereunder in respect of the preceding month, which invoice shall be due and payable by the Buyer within ten (10) days of receipt thereof. The parties shall indemnify and hold one another harmless from and against any cost, loss, damage or expense incurred by one party as a result of the other party's use of the Seller's facilities and/or Purchased Assets hereunder following the Closing.

         Section 6.02. Post-Closing, Accounting and Related Services. The Buyer recognizes and agrees that, following the Closing, the Buyer's employees shall be required to provide assistance to the Seller in order to enable the Seller to properly document and record all sales activity occurring immediately prior to the Closing and to assist with the proper preparation of the Closing Balance Sheet. Such assistance shall not exceed two (2) weeks of man-hours for two (2) accounting assistants. All such services shall be supplied at no cost to the Seller.

         Section 6.03. Warranty Claims. Following the Closing, the Buyer shall provide all warranty service for products and services sold by the Seller prior to the Closing (but excluding any and all product liability claims) at its cost and expense, provided, however, if the direct cost of such warranty service exceeds $25,000 in the year following the Closing Date, the Seller shall reimburse the Buyer for such excess direct costs upon presentation of appropriate documentation supporting such costs.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

         Section 7.01. Conditions to Obligations of Buyer. Unless waived in writing by Buyer, the obligation of Buyer hereunder to effect the proposed transaction is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) Representations and Warranties True. The representations and warranties contained in Article 2 shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date unless such representation or warranty is made as of a specific date, in which case such representation and warranty shall be made as of the date specified.

         (b) Covenants Performed. Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by them hereunder on or prior to the Closing Date.

         (c) Licenses, Authorizations, Consents, Etc., Received. Seller shall have obtained and delivered to Buyer copies of all consents, licenses, approvals and permits of other parties required to be obtained by it for the transactions contemplated hereby, in each case in which the failure to obtain the same would have a Material Adverse Effect or materially interfere with Buyer's operation of the Business following the Closing, including, without limitation, the Authorizations and Consents listed on Schedule 2.10, and no such consent, license, approval or permit shall have been withdrawn or suspended.

         (d) No Injunctions. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

         (e) Compliance Certificate. Seller shall have delivered to Buyer a certificate signed by them dated by the Closing Date, confirming the satisfaction by Seller of the conditions set forth in paragraphs (a) and (b) of this section 7.01.

         (f) Opinion of Counsel to Seller. Buyer shall have received an opinion of Choate, Hall & Stewart, as counsel for Seller, dated as of the Closing Date, to the effect set forth in Exhibit 7.01(f) hereto and satisfactory to counsel to Buyer.

         (g) Bill of Sale, Assignment and Assumption Agreement. Seller shall have entered into a Bill of Sale, Assignment and Assumption Agreement and Assignment of Patents with Buyer each in a form reasonably satisfactory to Buyer (the "Bill of Sale").

         (h) Certificates; Documents. Buyer shall have received from Seller, copies of each of the following, certified to its satisfaction by an authorized officer of such entity: (i) the charter of such Seller, certified by the Secretary of State of Delaware; (ii) the By-Laws of Seller; (iii) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of Seller; (iv) copies of resolutions duly adopted by the Board of Directors of Seller, and all authorizations, corporate or otherwise, for Seller, authorizing the execution, delivery and performance of this Agreement and the sale of the Purchased Assets; and (v) copies of such other certificates and documents as Buyer may reasonably request.

         (i) Buyer's Approvals and Consents. Buyer shall have obtained all necessary consents and approvals of its Board of Directors required to be obtained by it for the transactions contemplated hereby.

         (j) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto, including, without limitation, all director approvals of Seller, and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Buyer and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and other instruments as it shall have reasonably requested.

         (k) Transfer of Purchased Assets. The Purchased Assets shall have been transferred into the Buyer's control.

         (l) Transfer of Websites. Seller shall have executed and delivered a Network Solutions, Inc. Registrant Name Change Agreement (Version 3.0) for the Websites.

         (m) Sublease Agreement. Seller shall have executed and delivered to Buyer the duly executed Sublease Agreement.

         Section 7.02. Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligations of Seller hereunder to effect the proposed transaction is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) Representations and Warranties True. The representations and warranties contained in Article 3 shall be true and accurate in all material respects on and as of the Closing Date with the same effect as though made on and as of such date unless such representation or warranty is made as of a specific date, in which case such representation and warranty shall be made as of the date specified.

         (b) Covenants Performed. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required to be performed or complied with by it hereunder on or prior to the Closing Date.

         (c) Licenses, Consents, Etc. Received. Buyer shall have obtained and delivered to Seller copies of all consents, licenses, approvals and permits of other parties required to be obtained by it for the transactions contemplated hereby, in each case in which the failure to obtain the same would have a Material Adverse Effect or materially interfere with Buyer's operation of the Business following the Closing, including, without limitation, the consents listed on Schedule 3.03, and no such consent, license, approval or permit shall have been withdrawn or suspended.

         (d) No Injunctions. The consummation of the transactions contemplated hereby shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction.

         (e) Compliance Certificate. Buyer shall have delivered to Seller a certificate, signed by an officer of Buyer, confirming the satisfaction by Buyer respectively of the conditions set forth in paragraphs (a) and (b) of this section 7.02.

         (f) Opinion of Counsel to Buyer. Seller shall have received an opinion of Palmer & Dodge LLP, counsel for Buyer, to the effect set forth in Exhibit 7.02(f) hereto and satisfactory to counsel to Seller.

         (g) Consideration. Buyer shall have paid to Seller the portion of the Purchase Price due on Closing in accordance with section 1.02.

         (h) Promissory Note and Security Agreement. Buyer shall have executed and delivered each of the Promissory Note and Security Agreement to Seller.

         (i) Seller's Approvals and Consents. Seller shall have obtained all necessary consents and approvals of its Boards of Directors and third parties referenced on Schedule 2.10 required to be obtained by it for the transactions contemplated hereby.

         (j) Certificates; Documents. Seller shall have received from Buyer copies of each of the following, certified to its satisfaction by an authorized officer of Buyer: (i) the Charter of Buyer, certified by the Secretary of State of Delaware; (ii) the By-Laws of Buyer; (iii) a certificate of the Secretary of State of Delaware as to the legal existence and good standing of Buyer; and (iv) copies of resolutions duly adopted by the Board of Directors of Buyer, and all authorizations, corporate or otherwise, for Buyer, authorizing the execution, delivery and performance of this Agreement and the purchase of the Purchased Assets.

         (k) Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incident hereto, including, without limitation, all director approvals of Buyer, and all other legal matters required for such transactions shall have been reasonably satisfactory to counsel for Seller and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and other instruments as it shall have reasonably requested.

                                    ARTICLE 8
                           TERMINATION AND RESCISSION

         Section 8.01. Termination Prior To Closing. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the
Closing:

         (a) by mutual written consent of Buyer and Seller;

         (b) by Buyer, if Seller shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or if any of the representations and warranties of Seller set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to Buyer's reasonable satisfaction within 10 days after Buyer gives Seller written notice identifying such breach, failure or misrepresentation;

         (c) by Seller, if Buyer shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under this Agreement, or any of the representations and warranties of Buyer set forth in this Agreement shall not be true in any material respect, and such breach, failure or misrepresentation is not cured to Seller's reasonable satisfaction within 10 days after Seller gives Buyer written notice identifying such breach, failure or misrepresentation;

         (d) by Buyer, if the conditions set forth in section 7.01 become incapable of satisfaction;

         (e) by Seller, if the conditions set forth in section 7.02 become incapable of satisfaction;

         (f) by Seller or Buyer if the Closing shall not have occurred on or before December 31, 2001, or such other date, if any, as Seller and Buyer may agree in writing, except that this Agreement may not be terminated under this section 8.01(f) by any party that is in material breach of any representation or warranty or in material violation of any covenant or agreement contained herein; or
         (g) by Seller, if it receives a Superior Proposal pursuant to section 4.04.
         Section 8.02. Effect of Termination.

         (a) If this Agreement is terminated (i) under section 8.01(a) or (ii) under sections 8.01(d) or (e) at such time as no party is in breach of a representation or warranty or in violation of a covenant or agreement contained herein, all further obligations of Seller to Buyer, and of Buyer to Seller, will terminate without further liability of any party hereto. If this Agreement is terminated under section 8.01(b), (c), (d), (e) or (f) at such time as one or more parties is in breach of a representation or warranty or in violation of a covenant or agreement contained in this Agreement, the liabilities and obligations of the parties not in breach or violation of this Agreement shall terminate, and the party or parties that are in breach or violation of this Agreement shall remain liable for such breaches and violations, and nothing shall be deemed to restrict the remedies available against such party or parties.

         (b) Any termination of this Agreement shall not affect the obligations of the Buyer pursuant to section 5.02 which shall survive the termination of this Agreement.

         Section 8.03. Rescission of Agreement. If after the Closing, the President of the United States of America, or his designee, suspends, prohibits or otherwise requests any material changes to the transaction contemplated by this Agreement pursuant to part 31 CFR 800.402 of the Exon-Florio regulations (the "Exon-Florio Regulations") or otherwise (the "Order"), then Seller and Buyer agree that the purchase and sale of the Purchased Assets and the assumption of the Liabilities shall be rescinded, if so requested by Buyer within thirty (30) business days after receipt of the Order. In such event, Buyer shall reconvey to Seller the Purchased Assets, and Seller shall repay to Buyer the Purchase Price and reassume the Liabilities assigned and assumed by Buyer at Closing. In addition, the parties further agree to take any and all actions necessary to reestablish each party economically in the position it had been immediately prior to the Closing, except for legal and accounting expenses relating to the Closing. Any such rescission shall be consummated on a mutually agreeable date within forty-five (45) business days of such Order (or, if earlier, within the time required by such Order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Purchased Assets to Seller and execution by Seller of instruments of assumption of the Liabilities assigned and assumed at Closing) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission. Seller's and Buyer's obligations under this Section
8.03 shall survive the Closing.

                                    ARTICLE 9
                                 INDEMNIFICATION

         Section 9.01. Survival. The representations, warranties and covenants of Seller contained herein shall survive the Closing and any investigation made by Buyer, subject to the following:

         No claim against Seller for a breach of the representations, warranties and covenants contained herein shall be brought more than two (2) years following the Closing Date, except for (i) claims of which Seller shall have been notified with reasonable specificity by Buyer within such two-year period,
(ii) claims for material breaches of representations and warranties of Seller that were known by Seller to be inaccurate at the Closing, which shall survive for three (3) years following the Closing Date, or (iii) claims for any inaccuracy in or breach of Seller's representations and warranties relating to taxes, which shall survive until the expiration of the applicable statute of limitations.

         Section 9.02. Limits on Indemnification. If the Closing occurs, no party shall be entitled to recover any damages for a breach of the representations and warranties or the covenants contained in this Agreement unless and until such party's claims therefor exceed $37,500 in the aggregate, at which time such party shall be entitled to receive damages for all such claims, including the first $37,500; provided, that nothing in this Article 9 shall entitle such party to recover damages from the other party in excess of the aggregate dollar amount of the Base Purchase Price and the amount of the Earn-Out Purchase Price ultimately paid. Furthermore, Seller shall indemnify and hold harmless Buyer in connection with Signature Control System's alleged claim of infringement of its U.S. Patent No. 5,219,498 to Keller et al. entitled "Process For Controlling Curing and Thermoforming Of Resins And Composites" for all costs and expenses (including reasonable attorneys' fees) incurred in connection therewith up to an amount of $15,000.

         Section 9.03. Indemnification by Seller. Seller hereby indemnifies and holds harmless Buyer, and the officers and directors of Buyer, from and against any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature arising out of, resulting from or relating to any breach of the representations, warranties or covenants of Seller under this Agreement, or any liabilities relating to the Purchased Assets, or the Business which are not included within the Liabilities (regardless of whether information with respect thereto is set forth on a Schedule or Exhibit hereto), and all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

         Section 9.04. Indemnification by Buyer. Buyer hereby indemnifies and holds harmless Seller from and against any and all claims, liabilities, obligations, costs, damages, losses and expenses of any nature, arising out of, resulting from or relating to any breach of the representations, warranties or covenants of Buyer under this Agreement, or any liabilities that are included within the Liabilities and all costs and expenses (including reasonable attorneys' fees) incurred in connection with the foregoing.

         Section 9.05. Procedures for Indemnification of Third Party Claims. A party or parties entitled to indemnification hereunder with respect to a third party claim (the "Indemnified Party") will give the party required to provide such indemnification (the "Indemnifier") written notice within thirty (30) days of receipt of or knowledge concerning any legal proceeding, claim or demand instituted by any third party (in each case, a "Claim") in respect of which the Indemnified Party is entitled to indemnification hereunder. The Indemnifier shall have the right, by giving written notice to the Indemnified Party within ten (10) days after receipt of notice from the Indemnified Party and stating that it is responsible for such Claim, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifier and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected and paid by the Indemnifier; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that Buyer, at any time when it believes in good faith that any Claim with respect to which the Indemnifier is defending is having a Material Adverse Effect on its business, may assume the defense and settlement of such Claim in good faith and be fully indemnified therefor; and provided further, that the Indemnifier may not enter into a settlement of any such Claim without the consent of the Indemnified Party unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified or involves other matters not binding upon or affecting the Indemnified Party. The parties will cooperate fully with each other in connection with the defense, negotiation or settlement of any Claim.

         Section 9.06. Procedures for Indemnification of Non-Third Party Claims. With respect to any claim for indemnification hereunder that does not involve a third party claim, the Indemnified Party will give the Indemnifier written notice of such claim. The Indemnifier may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party. In the event that the Indemnifier shall dispute such claim, the Indemnifier shall provide written notice of such dispute to the Indemnified Party within twenty (20) days of receipt of notice of such claim, setting forth the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifier shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. In the event that the Indemnifier shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifier either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifier shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifier has acknowledged and agreed to pay any claim pursuant to this section 9.06, (b) any dispute under this section 9.06 has been resolved in favor of indemnification by mutual agreement of the Indemnifier and the Indemnified Party, or (c) any dispute under this section 9.06 has been finally resolved in favor of indemnification by order of a any tribunal having jurisdiction over such dispute, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgment or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

                                   ARTICLE 10
                                  MISCELLANEOUS

         Section 10.01. Further Assurances. At any time and from time to time after the Closing, at the Buyer's request and without further consideration, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights transferred at the Closing with respect thereto, to assist Buyer in preparing its notice of the transaction pursuant to the Exon-Florio Regulations, and to carry out the purpose and intent of this Agreement.

         Section 10.02. Defense of Third Party Infringement Claims. If the manufacture, production, sale, or use of any current product of the Business results in a claim, suit, or proceeding (collectively, "Action") alleging patent infringement against either the Buyer or the Seller (or their respective affiliates), such party shall promptly notify the other party hereto in writing. The party subject to such Action (for purposes of this Section, the "Controlling Party") shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, provided, however, that the Buyer shall have the right to participate in the defense and/or settlement of any such Action by the Seller relating to Purchased Assets and/ or the Business using counsel of its own choice at its sole cost and expense. Except as agreed in writing by the parties, Seller shall not enter into any settlement, without the Buyer's prior written consent, which consent shall not be unreasonably withheld. The Controlling Party agrees to keep the other party reasonably informed of all material developments in connection with any Action.

         Section 10.03. Notices. Any notices or other communications required or permitted to be given hereunder shall be deemed given when received and shall be
(a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, or (c) sent by a internationally recognized overnight courier, addressed as follows:

                                   ARTICLE 11

         To Buyer:

                Metrisa, Inc.
                25 Wiggins Avenue
                Bedford, Massachusetts 01730
                Attn: President
         with a copy to:

                Choate, Hall & Stewart
                Exchange Place
                53 State Street
                Boston, Massachusetts 02109
                Attn:  David Brown, Esq.

         To Buyer:

                Netzsch Instruments, Inc.
                c/o Metrisa, Inc.
                25 Wiggins Avenue
                Bedford, Massachusetts 01730
                Attn: President

         with a copy to:

                Palmer & Dodge LLP
                One Beacon Street
                Boston, MA  02108-3190
                Attention:  Yvonne Schlaeppi, Esq.
                Telephone: (617) 573-0100
                Facsimile: (617) 227-4420

         Section 11.01. Expenses. All legal and other costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         Section 11.02. Certain Taxes. Notwithstanding any provision of law, all transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Seller when due.

         Section 11.03. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided that neither this Agreement nor any right hereunder may be assigned by any party without the written consent of Buyer and Seller.

         Section 11.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement, including notification of its shareholders, with respect to this Agreement or the transactions contemplated hereby or otherwise communicate with any news media or with its shareholders without the prior written consent of the other party (unless required by law), and in any such event, each such party shall furnish to the other parties a copy of any press release or other public announcement.

         Section 11.05. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by Buyer and Seller. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         Section 11.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         Section 11.07. Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 11.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to the choice of law provisions thereof.

         Section 11.09. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be determined in accordance with the International Arbitration Rules of the American Arbitration Association. There shall be a single arbitrator, appointed by agreement between the parties or if the parties cannot agree by the President of the American Arbitration Association. The place of arbitration shall be Boston, Massachusetts, USA. The language to be used in the arbitral proceedings shall be English. Any determination by such arbitration shall be final and conclusively binding. Each party shall bear its own costs and expenses related to the arbitration unless the arbitrator makes a determination, which determination shall be binding on the parties, that one of the parties should be regarded as the prevailing party, in which event the nonprevailing party shall bear all costs and expenses related to the arbitration. The parties agree that an arbitral award shall issue not later than nine (9) months after the appointment of the full arbitral tribunal. Each party shall have the right to bring at any time any action in any competent jurisdiction for injunctive or other provisional relief to compel the other party to comply with its obligations under this Agreement.

         Section 11.10. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         Section 11.11. Integration. This writing, together with Exhibits and Schedules hereto, embodies the entire agreement and understanding between the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         Section 11.12. Limitation on Scope of Agreement. If any provision of this Agreement is unenforceable or illegal, said provisions shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

         Section 11.13. Further Assurances. Following the Closing, Seller will execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request in order to consummate the transactions contemplated hereby, and Buyer will execute and deliver to Seller such documents and take such other actions as Seller may reasonably request in order to consummate the transactions contemplated hereby.

         Section 11.14. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their permitted successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provision thereof.

         Section 11.15. Bulk Sales Indemnity. The Buyer hereby waives compliance with the provisions of any applicable bulk transfer laws, and the Seller covenants that all debts, obligations and liabilities relating to the Business that are not assumed by the Buyer under this Agreement will be promptly paid and discharged by the Seller as and when they become due and payable. The Seller further agrees to indemnify and hold the Buyer harmless from all claims made by creditors with respect to noncompliance with any bulk transfer law, except to the extent that such claims result from liabilities assumed by the Buyer hereunder.

         EXECUTED as a sealed instrument as of the day and year first above written.


                                         METRISA, INC.


                                         By
                                             ------------------------------
                                             Name: John E. Wolfe
                                             Title: President




                                         NETZSCH INSTRUMENTS, INC.


                                         By
                                             ------------------------------
                                             Name: Dr. Wolf-Dieter Emmerich
                                             Title: President

EXHIBITS
--------
Promissory Note                          Exhibit 1.02(c)(i)
Security Agreement                       Exhibit 1.02(c)(ii)
Sublease Agreement                       Exhibit 6.01
Choate Hall & Stewart Opinion            Exhibit 7.01(f)
Palmer & Dodge LLP Opinion               Exhibit 7.02(f)